Exhibit 10.14

(IRIDIUM LOGO)

Iridium Satellite LLC

6707 Democracy Boulevard, Suite 300

Bethesda, MD 20817

V: 301-571-6200

F: 301-571-6224

September 30, 2004

Mr. Gregory Ewert
VIA HAND DELIVERY

Dear Greg:

I am pleased to offer you employment as the Executive Vice President of Sales, Marketing and Business Development for Iridium Satellite LLC (“Company”) currently located in the Bethesda, Maryland corporate headquarters. We are delighted that you have agreed to accept this offer and look forward to working with you.

The following are the terms we have discussed:

Title:

Executive Vice President of Sales, Marketing and Business Development

Reporting to:

Carmen Lloyd, Chairman and Chief Executive Officer

Responsibilities:

Establishing strategic direction and overseeing all domestic and international sales and marketing and business development activities of Company. As a member of the senior executive management team of direct reports to the Chairman, you will participate as well in all aspects of the overall management of the Company.

Base Salary:

$200,000 USD per annum paid not less than twice-monthly in accordance with Company’s standard payroll practices for salaried employees. This base salary will increase to $225,000 per annum after the satisfactory completion of the first six months of employment.

Bonus Payment:

In addition to your base salary, you will have an annual incentive bonus plan. The objectives of this plan for the first 90 days (balance of 2004) of your employment will be developed and agreed to by you and the Chairman within ten days from the date hereof. Thereafter, your annual objectives will be agreed prior to the start of each calendar year.

Your bonus potential will be up to 60% of base salary per annum for the 100% achievement of all plan targets and objectives for the calendar year.  Bonus payments will be determined and paid within 90 days after the end of each calendar year.

Benefit Plans:

You will be eligible to participate in employee benefit programs provided by Company to its executives, including health, life and disability insurance programs and 401k plan. A general description of these current programs is attached hereto.

(IRIDIUM LOGO)

Iridium Satellite LLC

6707 Democracy Boulevard, Suite 300 Bethesda, MD 20817

V: 301-571-6200

F: 301-571-6224

Conditions:

Your employment will continue unless terminated by you or Company at any time upon sixty days’ prior written notice. Company may terminate for any reason or no reason, with our without cause.

Start Date:

October 1, 2004

Restrictions:

(a)  Confidentiality. By signing this letter, you acknowledge that you have acquired and will acquire proprietary and confidential information relating to the business of the Company and its parent and subsidiaries, including but not limited to business plans, sales and marketing plans financial information, acquisition prospects, and “customer” and “supplier” lists (as such terms may relate to the business or the systems and other trade secrets or know-how of the Company or its parent or subsidiaries) as they may exist from time to time (collectively, “Confidential Information”), which are or may be valuable, special, and unique assets of Iridium’s business, access to or knowledge of which is essential to the performance of your duties hereunder, Accordingly, you shall not disclose at any time (during employment under this Agreement or thereafter) any such Confidential Information other than in connection with and as reasonably required for the performance of your duties under this Agreement, unless required to do so pursuant to law, subpoena, court order, or other legal process. These restrictions shall not apply to, and “Confidential Information” shall not be deemed to include, information that has been publicly disclosed by any person other than you who is not under an obligation of confidentiality to the Company or its parent or any of its subsidiaries or is otherwise in the public domain before your disclosure of such information.

(b)  Competitive Activity.  Due to the unique position of your role of Executive Vice President of Sales, Marketing and Business Development, you agree that if you voluntarily terminate your Employment or Iridium terminates your employment for cause, you shall not for a period of one (1) year after the Termination Date, without the prior written consent of Iridium, engage or participate in any of the following activities: (i) directly or indirectly, knowingly engage or participate in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business that is in direct market competition with the Company or its parent or any of its subsidiaries, as well as any successor to the Company’s business or that of its parent or any of its subsidiaries (a “Competitive Business”) (except that, notwithstanding the foregoing, you may own up to a five percent (5%) interest in a publicly traded corporation engaged in a Competitive Business provided you are not employed by such corporation or (ii) personally employ or retain (or personally participate in or arrange the employment or retention of) any person who was employed or retained by the Company, any successor to the business of the Company, or any of its parent, affiliates or subsidiaries during the period of your employment. For purposes hereof, a Competitive Business shall be deemed in direct market competition with Iridium’s business if it engages in providing any form of mobile satellite telecommunications, whether voice or data (but excluding broadcast transmissions), as the term “telecommunications” is defined in the Communications Act of 1934, as amended, 47 U.S.C. §153(43).

(c)  Remedies for Breach. You acknowledge that the provisions of this letter agreement are reasonable and necessary for the protection of Company and that Company may be irrevocably damaged if these provisions are not specifically enforced. Accordingly, you agree that, in addition to any other relief or remedy available to Company, Company shall he entitled to seek and may obtain an appropriate injunction or other equitable remedy for the purposes of restraining you from any actual or threatened breach of or otherwise enforcing these provisions and that no bond or security shall be required

(IRIDIUM LOGO)

Iridium Satellite LLC

6707 Democracy Boulevard, Suite 300 Bethesda, MD 20817

V: 301-571-6200

F: 301-571-6224

in connection therewith. In any action or proceeding brought to enforce the provisions of this letter agreement, the prevailing party shall be entitled to receive from the other party its reasonable costs and expenses incurred to enforce such provisions or defend against such enforcement (as the case may be), including reasonable attorneys’ fees.

(d) Modification. If any provision of this section of this letter agreement is deemed invalid or unenforceable to any extent, such provision shall he deemed modified and limited to the extent necessary to make it valid and enforceable.

Control:  If your employment is terminated as a result of a Change in Control of Company or the parent of Company, you will be entitled to an amount equal to six months’ base salary (at the rate then in effect) plus any payment then earned and approved under your annual incentive plan. The payment of base salary shall be made not less than twice monthly over such six month period following termination and in accordance with standard payroll practices.

“Change in Control” means (i) any “person” (as such term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than a person who as of the date of the termination owns an interest in the Company or in its parent or any affiliate of any such person) becomes the beneficial owner, directly or indirectly, of interests in the Company or in its parent representing seventy-five percent (75%) or more of the combined voting power of the then-outstanding interests in the Company or in its parent (as the case may be); or (ii) the consummation of (x) any consolidation or merger or share or unit exchange involving the Company or its parent in which the Company or parent (as the case may be) is not the continuing or surviving entity or pursuant to which interests in the Company or parent would be converted into cash, securities, or other property other than a merger of the Company or of Satellite in which the holders of voting interests in the Company or Satellite (as the case may be) immediately before the merger own at least sixty five percent (65%) of the voting interests in the surviving entity immediately after the merger; or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of substantially all of the assets of the Company or of Satellite other than to one or more of its wholly-owned subsidiaries or to an entity in which the persons holding voting interests in the Company or Satellite immediately before the consummation of the transaction own at least sixty percent (60%) of the voting interests.

This offer is contingent on your successful completion and acceptance by Company of the following documents: Completion and signature on the enclosed Application of Employment, ISLLC Code of Conduct Affidavit, Non-Disclosure and Intellectual Property Rights Agreement, and Employee Handbook Affidavit.

Nothing contained herein or in any of our discussions may be construed as a contract or guarantee of employment for a definite period of time. This employment relationship is at-will. By signing this letter, you agree to comply fully with the policies, practices and procedures of Company. By signing this letter you further acknowledge that you have not entered into any agreement and are not under any restrictions that prohibit you from performing all aspects of your job at the Company.

Please sign in the designated area below as your acceptance of this offer and return the original to me in the envelope provided. Please retain the copy for your records.

(IRIDIUM LOGO)

Iridium Satellite LLC

6701 Democracy Boulevard, Suite 500

Bethesda, MD 20817

V: 301-57I-6200

301-571-6250

I welcome you to Iridium Satellite LLC and am glad you made the decision to join our team.

Sincerely,

/s/ Carmen Lloyd

Carmen Lloyd

Chairman and CEO

Agreed to and accepted

/s/ Gregory Ewert

Date:  October 4, 2004

Gregory Ewert